Filed pursuant to Rule 433

Registration Statement Nos. 333-204638 and 333-209421

February 16, 2016

United Mexican States

Final Terms and Conditions

1.875% Notes due 2022

Issuer:	United Mexican States

Transaction:	1.875% Notes due 2022 (the “2022 Notes”)

Issue Currency:	Euro

Issue Size:	€1,500,000,000

Ratings:	A3(stable)/BBB+(stable)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	February 23, 2022

Pricing Date:	February 16, 2016

Settlement Date:

February 23, 2016 (T+5)

It is expected that delivery of the 2022 Notes will be made against payment therefor on the fifth day following the Pricing Date of the 2022 Notes (such settlement cycle being referred to herein as “T+5”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade 2022 Notes on the date of pricing or the next three business days will be required, by virtue of the fact that the 2022 Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of 2022 Notes who wish to trade 2022 Notes on the date of pricing or the next three business days should consult their own advisors.

Coupon:	1.875%

Coupon Payment Frequency:	Annual

Issue Price:	99.384%, plus accrued interest, if any, from February 23, 2016

Yield:	1.985%

Re-offer Spread over Mid Swap:	180 bps

Reference Mid Swap Rate:	0.185%

Re-offer Spread over Benchmark:	222.300 bps

Reference Benchmark:	DBR 2.000% due January 04, 2022

Reference Benchmark Rate:	-0.239%

Interest Payment Dates:	February 23 of each year, commencing February 23, 2017 (subject to interest payment date convention disclosed in the prospectus supplement)

Optional Redemption:	Make-Whole Call calculated at German Government Bundesanleihe + 35 bps (at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	€1,490,760,000

Ranking:	Senior Unsecured

Governing Law:	New York law

Registration:	SEC Registered

Authorized Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Act/Act

Underwriters Discount:	0.140%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

ISIN:	XS1369322927

Common Code:	136932292

Joint Bookrunners /Allocation:	Barclays Bank PLC BNP Paribas Credit Suisse Securities (Europe) Limited UBS Limited	(25%) (25%) (25%) (25%)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated February 8, 2016, accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312516453142/d113915dsb.htm. A preliminary prospectus supplement, subject to completion, dated February  16, 2016, for the 2022 Notes, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312516463779/d124275d424b2.htm .

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll free at +1-888-603-5847, BNP Paribas toll free at +1-800-854-5674, Credit Suisse Securities (Europe) Limited toll free at +1-800-221-1037, or UBS Limited at +44 (0) 20 7567-2477.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Filed pursuant to Rule 433

Registration Statement Nos. 333-204638 and 333-209421

February 16, 2016

United Mexican States

Final Terms and Conditions

3.375% Notes due 2031

Issuer:	United Mexican States

Transaction:	3.375% Notes due 2031 (the “2031 Notes”)

Issue Currency:	Euro

Issue Size:	€1,000,000,000

Ratings:	A3(stable)/BBB+(stable)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	February 23, 2031

Pricing Date:	February 16, 2016

Settlement Date:

February 23, 2016 (T+5)

It is expected that delivery of the 2031 Notes will be made against payment therefor on the fifth day following the Pricing Date of the 2031 Notes (such settlement cycle being referred to herein as “T+5”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade 2031 Notes on the date of pricing or the next three business days will be required, by virtue of the fact that the 2031 Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of 2031 Notes who wish to trade 2031 Notes on the date of pricing or the next three business days should consult their own advisors.

Coupon:	3.375%

Coupon Payment Frequency:	Annual

Issue Price:	99.433%, plus accrued interest, if any, from February 23, 2016

Yield:	3.424%

Re-offer Spread over Mid Swap:	245 bps

Reference Mid Swap Rate:	0.974%

Re-offer Spread over Benchmark:	315.800 bps

Reference Benchmark:	DBR 0.500% due February 15, 2026

Reference Benchmark Rate:	0.266%

Interest Payment Dates:	February 23 of each year, commencing February 23, 2017 (subject to interest payment date convention disclosed in the prospectus supplement)

Optional Redemption:	Make-Whole Call calculated at German Government Bundesanleihe + 50 bps (at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	€994,330,000

Ranking:	Senior Unsecured

Governing Law:	New York law

Registration:	SEC Registered

Authorized Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Act/Act

Underwriters Discount:	0.190%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

ISIN:	XS1369323149

Common Code:	136932314

Joint Bookrunners /Allocation:	Barclays Bank PLC BNP Paribas Credit Suisse Securities (Europe) Limited UBS Limited	(25%) (25%) (25%) (25%)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated February 8, 2016, accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312516453142/d113915dsb.htm. A preliminary prospectus supplement, subject to completion, dated February  16, 2016, for the 2031 Notes, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312516463779/d124275d424b2.htm .

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll free at +1-888-603-5847, BNP Paribas toll free at +1-800-854-5674, Credit Suisse Securities (Europe) Limited toll free at +1-800-221-1037, or UBS Limited at +44 (0) 20 7567-2477.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.